As filed with the Securities and Exchange Commission on February 15, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United States Steel Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	25-1897152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Grant Street, Pittsburgh, Pennsylvania 15219-2800 (412) 433-1121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. Stanton

Assistant General Counsel – Corporate and Assistant Secretary

600 Grant Street

Pittsburgh, Pennsylvania 15219-2800

(412) 433-2877

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market and other conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Title of Each Class of Securities to be Registered	Amount to be Registered/Proposed Maximum Offering Price per Unit/ Proposed Maximum Offering Price/ Amount of Registration Fee (1)
Senior Debt Securities
Subordinated Debt Securities
Common Stock par value $1.00 per share
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

Prospectus

United States Steel Corporation

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may from time to time offer and sell senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units or any combination of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, directly to other purchasers, on a continuous or delayed basis, or to holders of other securities in exchanges in connection with acquisitions.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “X.”

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

The date of this Prospectus is February 15, 2013.

ABOUT THIS PROSPECTUS

This prospectus is a part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may offer and sell, at any time or from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of those securities, including, where applicable, the following:

•	The type and amount of securities that we propose to sell;

•	The initial public offering price of the securities;

•	The names of any underwriters or agents through or to which we will sell the securities;

•	The compensation of those underwriters or agents; and

•	Information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

The prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus together with the additional information described below under the heading “Where You Can Find More Information.”

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a free writing prospectus, post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may be then permitted under applicable laws, rules or regulations.

WHERE YOU CAN FIND MORE INFORMATION

United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus or the accompanying prospectus supplement and is not incorporated into this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

(a)	Annual Report on Form 10-K for the year ended December 31, 2012;

(b)	Proxy Statement on Form 14A dated March 9, 2012; and

(c)	The description of our common stock contained in our registration statement on Form 8-A12B/A (Amendment No. 1) filed with the SEC on December 31, 2001.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost.

Requests for documents should be directed to:

United States Steel Corporation

Office of the Secretary

600 Grant Street

Pittsburgh, Pennsylvania 15219-2800

(412) 433-2884

(412) 433-2811 (fax)

FORWARD-LOOKING STATEMENTS

We include “forward-looking” statements concerning trends, market forces, commitments, material events, and other contingencies potentially affecting our future performance in our annual and quarterly reports, press releases and other statements incorporated by reference into this prospectus. These statements include, without limitation, statements regarding our general business strategies; financing decisions; projections of levels of revenues or production, income from operations, income from operations per ton, net income or earnings per share; levels of capital, environmental or maintenance expenditures; levels of employee benefits; the success or timing of completion of ongoing or anticipated capital or maintenance projects; levels of raw steel production capability; prices; production; shipments; labor and raw material costs; availability of raw materials; the acquisition, idling, shutdown or divestiture of assets or businesses; the effect of restructuring or reorganization of business components and cost reduction programs; the effect of steel industry consolidation; the effect of potential legal proceedings on the business and financial condition; the effects of actions of third parties, such as competitors or foreign, federal, state or local regulatory authorities; the impact of import quotas, tariffs and other protectionist measures; and general economic conditions. These forward-looking statements are estimates based on currently available competitive, financial and economic data and our operating plans and involve risks, uncertainties and assumptions. As a result, these statements are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake to update our forward-looking statements to reflect future events or circumstances, except as may be required by applicable law. Additional information regarding the risks and uncertainties that could impact our forward-looking statements is contained in our periodic filings with the SEC.

THE COMPANY

U. S. Steel is an integrated steel producer of flat-rolled and tubular products with major production operations in North America and Europe. An integrated producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 29.3 million net tons (tons) (24.3 million tons in North America and 5.0 million tons in Europe). U. S. Steel is also engaged in other business activities, most of which are related to steelmaking operations, including the production of coke and iron ore pellets, transportation services (railroad and barge operations) and real estate operations.

United States Steel Corporation is a Delaware corporation. Our principal offices are at 600 Grant Street, Pittsburgh PA 15219-2800 and our telephone number is (412) 433-1121.

References in this prospectus to the “Registrant,” “Company,” “United States Steel,” “U. S. Steel,” “USS,” “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained in or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)

Continuing Operations

	Year Ended December 31,
	2012	2011		2010		2009		2008
Ratio of earnings to fixed charges (a)	(e)	(d	)	(c	)	(b	)	14.12

(a)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” are defined as income from continuing operations before income taxes and before adjustment for noncontrolling interests in consolidated subsidiaries or income (loss) from equity investees, less capitalized interest, plus fixed charges, and distributions from equity investees. “Fixed charges” consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, and an interest component equal to one-third of rental expense, representing the portion of rental expense that management believes is attributable to interest. Since there were no preferred dividends payable during the years covered by the table, the ratio of earnings to combined fixed charges and preferred stock dividends has been omitted.
(b)	Earnings were not sufficient to cover fixed charges by $1,819 million for the year ended December 31, 2009.
(c)	Earnings were not sufficient to cover fixed charges by $415 million for the year ended December 31, 2010.
(d)	Earnings were not sufficient to cover fixed charges by $64 million for the year ended December 31, 2011.
(e)	Earnings were not sufficient to cover fixed charges by $80 million for the year ended December 31, 2012.

USE OF PROCEEDS

The net proceeds from the sale of the offered securities will be used for general corporate purposes unless we specify otherwise in the prospectus supplement or free writing prospectus applicable to a particular offering. General corporate purposes may include the repayment of debt, acquisitions, stock repurchases, capital expenditures, funding employee obligations, investments in subsidiaries and joint ventures, and additions to working capital. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities (the “Debt Securities”) that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, or any successor trustee, and USS, as supplemented by the First Supplemental Indenture, dated as of May 21, 2007, the Second Supplemental Indenture, dated as of December 10, 2007, the Third Supplemental Indenture, dated as of May 4, 2009, the Fourth Supplemental Indenture, dated as of March 19, 2010, the Fifth Supplemental Indenture, dated as of March 15, 2012, and as further amended and supplemented from time to time. We will issue the subordinated Debt Securities under a subordinated indenture to be entered into between The Bank of New York Mellon, or another trustee, and USS. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. References to specific “Sections” refer to the applicable Sections of the applicable indenture.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as a holder of the Debt Securities. See the information under the heading “Incorporation of Certain Information by Reference” to contact us for a copy of the appropriate indenture.

General

The senior Debt Securities will be unsubordinated obligations, will rank on par with all other unsubordinated debt obligations of USS and, unless otherwise indicated in the related prospectus supplement, will be unsecured. The subordinated Debt Securities will be subordinate in right of payment to Senior Indebtedness (as hereinafter defined under the heading “Subordinated Debt Securities—Subordination”). A description of the subordinated Debt Securities is provided below under the heading “Subordinated Debt Securities.” The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to this registration statement.

Terms

The indentures do not limit the principal amount of debt we may issue.

We may issue notes or bonds in traditional paper form, or we may issue a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by USS. Each Debt Security represented by a global security is referred to as a “book-entry security.”

Debt Securities may be issued from time to time pursuant to this prospectus, and will be offered on terms determined at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Debt Securities may be denominated in U.S. dollars or other currencies, and unless otherwise provided in the applicable prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the applicable prospectus supplement for the specific terms of the Debt Securities offered including the following:

1.	Designation of an aggregate principal amount, purchase price, denomination and whether senior or subordinated;

2.	Date of maturity;

3.	If other than U.S. currency, the currency for which the Debt Securities may be purchased;

4.	The interest rate or rates and, if floating rate, the method of calculating interest;

5.	The times at which any premium and interest will be payable;

6.	The place or places where principal, any premium and interest will be payable;

7.	Any redemption or sinking fund provisions or other repayment obligations;

8.	Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

9.	The application, if any, of the defeasance provisions to the Debt Securities;

10.	If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

11.	Any obligation we may have to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

12.	Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

13.	Any additional covenants applicable to the Debt Securities being offered;

14.	Any additional events of default applicable to the Debt Securities being offered;

15.	The terms of subordination, if applicable;

16.	The terms of conversion, if applicable;

17.	Any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities; and

18.	Any other specific terms including any terms that may be required by or advisable under applicable law.

Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Certain Covenants of USS in the Indentures

Payment

USS will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities (Section 10.01). Unless otherwise provided in the applicable prospectus supplement, USS will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment (Section 3.07).

Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to USS at its request. After this occurs, the holder of that security must look only to USS for payment of that amount and not to the trustee or paying agent (Section 10.03).

Merger and Consolidation

USS will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that USS may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if (i) USS is the continuing entity, or the successor entity (if other than USS) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by USS and (ii) there is no default under the applicable indenture. Upon such a succession, USS will be relieved from any further obligations under the applicable indenture. The indentures define “substantially all of its assets” as, at any date, a portion of the non-current assets reflected in USS’ consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66-2/3% of the total reported value of such assets (Section 8.01).

Waiver of Certain Covenants

Unless otherwise provided in the applicable prospectus supplement, USS may, with respect to the Debt Securities of any series, omit to comply with any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally (Section 10.06).

Events of Default

An Event of Default occurs with respect to any series of Debt Securities when: (i) USS defaults in paying interest on the Debt Securities of such series when due, and such default continues for 30 days; (ii) USS defaults in paying principal of or premium, if any, on any of the Debt Securities of such series when due; (iii) USS defaults in making deposits into any sinking fund payment with respect to any Debt Security of such series when due, and such default continues for 30 days; (iv) failure by USS in the performance of any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture; (v) certain events of bankruptcy, insolvency, or reorganization occur; or (vi) any other Event of Default provided with respect to Debt Securities of that series occurs (Section 5.01).

USS is required annually to deliver to the trustee officers’ certificates stating whether or not the signers have any knowledge of any default in the performance by USS of certain covenants (Section 10.04).

If an Event of Default regarding Debt Securities of any series issued under the indentures occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may declare each Debt Security of that series due and payable (Section 5.02).

An Event of Default regarding one series of Debt Securities issued under an indenture is not necessarily an Event of Default regarding any other series of Debt Securities.

Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive certain past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of Debt Securities to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity reasonably satisfactory to it (Section 6.02).

If an Event of Default occurs and is continuing regarding a series of Debt Securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of Debt Securities of such series (Section 5.06).

Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder’s Debt Security when due, the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Section 5.07).

Modification of the Indentures

Each indenture contains provisions permitting USS and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to USS; (b) to add to the covenants of USS further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon USS by that indenture; (c) to add any additional events of default with respect to all or any series of Debt Securities; (d) to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (e) to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities; (f) to secure all or any series of Debt Securities; (g) to establish the forms or terms of the Debt Securities of any series; (h) to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; or (i) to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect (Section 9.01).

USS and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each Debt Security affected thereby (i) extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require USS to repurchase that security, (ii) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, (iii) modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under the heading “Modification of the Indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, (iv) change any obligation of USS to maintain an office or agency, (v) change any obligation of USS to pay additional amounts, (vi) adversely affect the right of repayment or repurchase at the option of the Holder, or (vii) reduce or postpone any sinking fund or similar provision (Section 9.02).

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Each indenture shall be satisfied and discharged if (i) USS shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and USS shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case USS shall have paid all other sums payable under that indenture (Section 4.01).

Each indenture provides, if such provision is made applicable to the Debt Securities of a series, (i) that USS may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) (“defeasance”) or (B) to be released from its obligations with respect to such Debt Security under Section 8.01 of that indenture (being the restrictions described above under the heading “Certain Covenants of USS in the Indentures”) together with additional covenants that may be included for a particular series and (ii) that Sections 5.01(3), 5.01(4) (as to Section 8.01) and 5.01(7), as described in clauses (iii), (iv) and (vi) under “Events of Default,” shall not be Events of Default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money, certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, USS has delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures (Section 13.04).

Record Dates

The indentures provide that in certain circumstances USS may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

Subordination

Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Indebtedness. “Senior Indebtedness” is defined to mean, with respect to USS, the principal, premium, if any, and interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all indebtedness of USS (including indebtedness of others guaranteed by USS), whether outstanding on the date of the indenture or the date Debt Securities of any series are issued under the indenture or thereafter created, incurred or assumed, unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities or that such obligation is subordinated to Senior Indebtedness to substantially the same extent as the subordinated Debt Securities are subordinated to Senior Indebtedness.

Terms of Subordinated Debt Securities may contain Conversion or Exchange Provisions

The prospectus supplement applicable to a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

Modification of the Indenture Relating to Subordinated Debt Securities

The subordinated indenture may be modified by USS and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under the heading “Modification of the Indentures.” USS and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

Governing Law

The laws of the State of New York govern each indenture and will govern the Debt Securities (Section 1.12).

Book-Entry Securities

The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities, except as otherwise described in the applicable prospectus supplement.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither USS, the trustee nor any agent of USS or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies USS that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. USS understands that under existing industry practices, if USS requests any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Concerning the Trustee

The Bank of New York Mellon is also trustee for our 6.05% Senior Notes due June 1, 2017, our 6.65% Senior Notes due June 1, 2037, our 7.00% Senior Notes due February 1, 2018, our 4.00% Senior Convertible Notes due May 15, 2014, our 7.375% Senior Notes due April 1, 2020, our 7.50% Senior Notes due March 15, 2022 and several series of obligations issued by various governmental authorities relating to environmental projects at various USS facilities. The Bank of New York Mellon is a lender under our revolving credit facility. USS and its subsidiaries also maintain ordinary banking relationships, including loans and deposit accounts, with The Bank of New York Mellon and its affiliates. We anticipate that we will continue to do so in the future.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of the capital stock of USS included in its certificate of incorporation, but it is not complete. This description is qualified by reference to the certificate of incorporation that has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the Delaware General Corporation Law.

General

The authorized capital stock of USS consists of 40 million shares of preferred stock, without par value, and 400 million shares of common stock with a par value of $1.00 per share. As of February 13, 2013, there were no shares of preferred stock outstanding and 144,282,358 shares of common stock outstanding.

Preferred Stock

The preferred stock may be issued without the approval of the holders of common stock in one or more series, from time to time. The designation, powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock will be stated in a resolution providing for the issue of that series adopted by our board of directors and will be described in the appropriate prospectus supplement (if any), including the following:

1.	When to issue the preferred stock, whether in one or more series so long as the total number of shares does not exceed 40 million;

2.	The powers, preferences and relative participation, optional or other special rights, and qualifications, limits or restrictions on preferred stock;

3.	The dividend rate of each series, the terms of payment, the priority of payment versus any other class of stock and whether the dividends will be cumulative;

4.	Terms of redemption;

5.	Any convertible features;

6.	Any voting rights;

7.	Liquidation preferences; and

8.	Any other terms.

Holders of preferred stock will be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock.

The future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of USS.

Common Stock

The holders of common stock will be entitled to receive dividends when, as and if declared by the USS board of directors out of funds legally available therefor, subject to the rights of any shares of preferred stock at the time outstanding. The holders of common stock will be entitled to one vote for each share on all matters voted on generally by stockholders under our certificate of incorporation, including the election of directors. Holders of common stock do not have any cumulative voting, conversion, redemption or preemptive rights. In the event of dissolution, liquidation or winding up of USS, holders of the common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any preferred stock then outstanding. The issuance of additional shares of authorized stock by USS may occur at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the holders of common stock.

Stock Transfer Agent and Registrar

Wells Fargo Bank, N.A., 161 N. Concord Exchange, South St. Paul, MN 55075-1139, serves as transfer agent and registrar for the common stock of USS.

Delaware Law, Our Certificate of Incorporation and By-Laws Contain Provisions That May Have an Anti-Takeover Effect

Certain provisions of Delaware law and our certificate of incorporation could make more difficult or delay a change in control of USS by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Our board of directors believes that these provisions are appropriate to protect the interests of USS and of its stockholders.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

Prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

At or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws. Our certificate of incorporation provides that our board of directors is classified into three classes of directors, each class consisting of approximately one-third of the directors. Each director serves a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide otherwise. Board classification could prevent a party who acquires control of a majority of USS’ outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains control.

Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

Our by-laws provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at a meeting of stockholders. In general, a stockholder’s notice of a director nomination or proposal will be timely if delivered or mailed to our Secretary at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders or, in certain situations, within 10 days following the announcement of the date of the meeting. These provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors at these meetings.

Our certificate of incorporation and by-laws do not include a provision for cumulative voting for directors.

Our certificate of incorporation provides for the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. In addition, our authorized but unissued shares of our common stock will be available for issuance from time to time at the discretion of our board of directors without the approval of our stockholders, unless such approval is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved shares of our common stock and preferred stock could be to enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of USS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of USS.

Our certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. The certificate of incorporation also provides that directors may be removed from office only with cause. These provisions preclude stockholders from removing directors without cause and filling vacancies with their own nominees.

Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of shares of our common stock because such provisions may be considered disadvantageous by a stockholder who desires to participate in a business combination.

Limitations of Liability and Indemnification Matters

Our certificate of incorporation provides that a director is not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except (1) for breach of the director’s duty of loyalty to us and our stockholders, (2) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. These provisions of our certificate of incorporation are intended to afford directors protection, and limit their potential liability, to the fullest extent permitted by Delaware law. Because of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of some of their fiduciary duties. These provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws.

In addition, our by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

We have obtained directors’ and officers’ insurance for our directors and officers for specified liabilities.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in the applicable prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock that will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions under the caption “Incorporation of Certain Information by Reference.” You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

USS may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between USS and a bank or trust company selected by USS having its principal office in the United States and having a combined capital and surplus of at least $50 million, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of USS, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever USS redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

USS will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between USS and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares (other than certain changes in the fees of the preferred stock depositary) will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, as amended thereby. The deposit agreement may be terminated only if:

•	All outstanding depositary shares have been redeemed; or

•	A final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of USS.

Charges of Preferred Stock Depositary, Taxes and Other Government Charges

USS will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. USS also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Appointment, Resignation and Removal of Depositary

USS will appoint the preferred stock depository. The preferred stock depositary may resign at any time by delivering to USS notice of its intent to do so and USS may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

USS will transmit to the record holders of depositary shares all notices and reports that USS is required to furnish to the holders of the depositary shares.

Neither the preferred stock depositary nor USS will be liable under the deposit agreement other than for its negligence or willful misconduct. The preferred stock depositary and USS will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. USS and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote any shares of preferred stock, as long as that action or non-action is in good faith.

DESCRIPTION OF WARRANTS

USS may issue Warrants for the purchase of Debt Securities, preferred stock or common stock (each a “USS Security,” and together the “USS Securities”). Warrants may be issued independently or together with any USS Security offered by any prospectus supplement and may be attached to or separate from any such USS Security. Each series of Warrants will be issued under a separate warrant agreement (a “Warrant Agreement”) to be entered into between USS and a bank or trust company, as warrant agent (the “Warrant Agent”). The Warrant Agent will act solely as an agent of USS in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of Warrants to purchase Debt Securities (“Debt Warrants”) will describe the terms of such Debt Warrants, including the following (if applicable): (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (e) the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates, or Debt Securities that may be issued upon exercise of the Debt Warrants, will be issued in registered or bearer form; (k) information with respect to book-entry procedures; (l) the currency or currency units in which the offering price and the exercise price are payable; (m) the redemption or call provisions applicable to such Debt Warrants; and (n) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of Warrants to purchase preferred stock, depositary shares representing fractional shares of preferred stock or common stock (“Stock Warrants”) will describe the terms of such Stock Warrants, including the following (if applicable): (a) the title of such Stock Warrants; (b) the offering price for such Stock Warrants; (c) the aggregate number of such Stock Warrants; (d) the designation and terms of the preferred stock or common stock purchasable upon exercise of such Stock Warrants; (e) the designation and terms of the USS Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such USS Security; (f) the date from and after which such Stock Warrants and any USS Securities issued therewith will be separately transferable; (g) the number of shares of preferred stock or common stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price and the exercise price are payable; (k) the redemption or call provisions applicable to such Stock Warrants; and (l) any additional terms of the Stock Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Stock Warrants.

DESCRIPTION OF CONVERTIBLE OR EXCHANGEABLE SECURITIES

If any Debt Security, preferred stock, depositary shares representing fractional shares of preferred stock or Warrant is converted or exchanged into any other security the conversion or exchange terms thereof will be set forth in the prospectus supplement issued for the sale of such convertible or exchangeable security. These terms will include some or all of the terms described for Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

USS may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to holders, a specified number of shares of common stock at a future date or dates. The obligations to purchase and sell may be absolute or may be contingent upon specified events. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. USS may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our preferred stock or debt securities or debt obligations of third parties (including U.S. Treasury securities) securing the holders’ obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase units or vice-versa. These payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may offer the offered securities in one or more of the following ways from time to time:

•	To or through underwriting syndicates represented by managing underwriters;

•	Through one or more underwriters without a syndicate for them to offer and sell to the public;

•	Through dealers or agents;

•	To investors directly in negotiated sales or in competitively bid transactions; or

•	To holders of other securities in exchanges in connection with acquisitions.

The prospectus supplement for each series of securities we sell will describe the offering, including:

•	The name or names of any underwriters;

•	The purchase price and the proceeds to us from that sale;

•	Any underwriting discounts and other items constituting underwriters’ compensation;

•	Any commissions paid to agents;

•	The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	Any securities exchanges on which the securities will be listed.

Underwriters

If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as follows:

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker/dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

In addition, debt securities or shares of common stock or preferred stock may be issued upon the exercise of warrants.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the issuance of the offered securities will be passed upon for USS by R.M. Stanton, Esq., Assistant General Counsel — Corporate and Assistant Secretary of USS. Mr. Stanton, in his capacity as set forth above, is paid a salary by USS, participates in various employee benefit plans offered by USS and owns, and has options to purchase, common stock of USS. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Reports to Stockholders – Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$	*
Legal fees and expenses	$	+
Costs of printing and engraving	$	+
Accounting fees and expenses	$	+
Trustees fees and expenses	$	+
Transfer agent fees and expenses	$	+
Miscellaneous expenses	$	+

Total

*	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee for the securities offered by this prospectus.
+	Estimated expenses are not presently known.

The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that the Registrant anticipates it will incur in connection with the offering of securities under this registration statement. Information regarding estimated expenses of issuance and distribution of each identified class of securities will be provided at the time information as to such class is included in a prospectus supplement in accordance with Rule 430B.

Item 15.	Indemnification of Directors and Officers.

Article V of the Registrant’s by-laws provides that the Registrant shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

The Registrant is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was an officer, employee, agent or director of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may indemnify any such person against expenses (including attorneys’ fees) in an action by or in the right of the Registrant under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Registrant. To the extent a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the Registrant must indemnify him against the expenses that he actually and reasonably incurred in connection therewith.

Policies of insurance are maintained by the Registrant under which directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

The Registrant’s Certificate of Incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.	List of Exhibits.

See Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table on the cover of this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as a part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus related, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registrations statement or prospectus that is part of the registrations statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer to sell such securities to the purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on February 15, 2013.

UNITED STATES STEEL CORPORATION

By:	/S/ GREGORY A. ZOVKO
Gregory A. Zovko
Vice President & Controller

Pittsburgh, Pennsylvania

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 15, 2013.

Signature	Title

*	Chairman Board of Directors, Chief Executive Officer, President and Director (Principal Executive Officer)
John P. Surma

/S/ GRETCHEN R. HAGGERTY	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Gretchen R. Haggerty

/S/ GREGORY A. ZOVKO	Vice President & Controller (Controller)
Gregory A. Zovko

*	Director
Dan O. Dinges

*	Director
John G. Drosdick

*	Director
John J. Engel

*	Director
Richard A. Gephardt

*	Director
Murry S. Gerber

*	Director
Charles R. Lee

*	Director
Frank J. Lucchino

*	Director
Glenda G. McNeal

*	Director
Seth E. Schofield

*	Director
David S. Sutherland

*	Director
Patricia A. Tracey

/S/ GREGORY A. ZOVKO
Gregory A. Zovko
Attorney in Fact for the individuals noted above with an asterisk

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference to Filings Indicated

1	Form of Underwriting Agreement.	*

4.1	Restated Certificate of Incorporation of United States Steel Corporation dated September 30, 2003	Incorporated by reference to Exhibit 3.1 to United States Steel Corporation’s Form 10-Q for the quarter ended September 30, 2003 (Commission File No. 1-16811).

4.2	Amended and Restated By-Laws of United States Steel Corporation dated as of February 28, 2012	Incorporated by reference to Exhibit 3.1 to United States Steel Corporation’s Form 8-K filed on March 1, 2012 (Commission File No. 1-16811).

4.3	Indenture for Senior Debt Securities, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, and United States Steel Corporation, with Form of Senior Debt Securities.	Incorporated by reference to Exhibit 4.1 to United States Steel Corporation’s Form 8-K filed on May 22, 2007 (Commission File No. 1-16811).

4.4	First Supplemental Indenture, dated as of May 21, 2007, to Indenture for Senior Debt Securities, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, and United States Steel Corporation.	Incorporated by reference to Exhibit 4.2 to United States Steel Corporation’s Form 8-K filed on May 22, 2007 (Commission File No. 1-16811).

4.5	Second Supplemental Indenture, dated as of December 10, 2007, to Indenture for Senior Debt Securities, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, and United States Steel Corporation.	Incorporated by reference to Exhibit 4.1 to United States Steel Corporation’s Form 8-K filed on December 10, 2007 (Commission File No. 1-16811).

4.6	Third Supplemental Indenture, dated as of May 4, 2009, to Indenture for Senior Debt Securities, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, and United States Steel Corporation.	Incorporated by reference to Exhibit 4.1 to United States Steel Corporation’s Form 8-K filed on May 5, 2009 (Commission File No. 1-16811).

4.7	Fourth Supplemental Indenture, dated as of March 19, 2010, to Indenture for Senior Debt Securities, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, and United States Steel Corporation.	Incorporated by reference to Exhibit 4.1 to United States Steel Corporation’s Form 8-K filed on March 23, 2010 (Commission File No. 1-16811).

4.8	Fifth Supplemental Indenture, dated as of March 15, 2012, to Indenture for Senior Debt Securities, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, and United States Steel Corporation.	Incorporated by reference to Exhibit 4.1 to United States Steel Corporation’s Form 8-K filed on March 16, 2012 (Commission File No. 1-16811).

4.9	Form of Indenture for Subordinated Debt Securities with Form of Subordinated Debt Securities.	Incorporated by reference to Exhibit 4.7 to United States Steel Corporation’s Registration Statement on Form S-3 filed on February 24, 2010 (Commission File No. 1-16811).

4.10	Form of Deposit Agreement for Depositary Shares.	*

5	Opinion and consent of R. M. Stanton, Esq.	**

12.1	Computation of Ratio of Earnings to Fixed Charges.	Incorporated by reference to Exhibit 12.1 to United States Steel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 (Commission File No. 1-16811).

23.1	Consent of PricewaterhouseCoopers LLP.	**

23.2	Consent of R. M. Stanton, Esq. (Included in Exhibit 5).	**

24	Powers of Attorney.	**

25.1	Statement of Eligibility of Trustee for Indenture for Senior Debt Securities.	**

25.2	Statement of Eligibility of Trustee for Indenture for Subordinated Debt Securities.	**

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
**	Filed herewith.